Exhibit 10.32

Execution Version

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made as of  December 12, 2011 (the “Effective Date”), between US LBM Holdings, LLC, a Delaware limited liability company (the “Company”), and L.T. Gibson (“Executive”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated as of October 30, 2009 (the “Prior Agreement”).

WHEREAS, the Company and Executive hereby desire to amend and restate the Prior Agreement in its entirety and replace the Prior Agreement with this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Employment.  The Company employs Executive, and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 hereof (the “Employment Period”).

2.             Position and Duties.

(a)           During the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company, subject to the power and authority of the board of managers of the Company (the “Board”) to expand or limit the duties, responsibilities, functions and authority, and to overrule actions, of officers of the Company.  During the Employment Period, Executive shall report to the Board.

(b)           During the Employment Period, Executive shall, at all times, devote Executive’s entire working time, attention, energies, efforts and skills to the business and affairs of the Company and its Subsidiaries and shall not, directly or indirectly, engage in any other business activity, whether or not for profit, gain or other pecuniary advantages, without the express written permission of the Board.  Executive shall perform Executive’s duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of Executive’s abilities in a diligent, conscientious, trustworthy, professional and efficient manner and shall comply with the Company’s and its Subsidiaries’ policies and procedures.  In performing Executive’s duties and exercising Executive’s authority under this Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board, shall support and cooperate with the Company’s and its Subsidiaries’ efforts to expand their businesses and operate profitably and in conformity with the business and strategic plans approved by the Board.

(c)           For purposes of this Agreement, the following terms shall have the following meanings:

(i)            “Cause” shall mean with respect to Executive one or more of the following:  (1) the commission of a felony or other crime involving moral turpitude or, as reasonably determined by the Board, the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, (2) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its Subsidiaries substantial public disgrace or disrepute or economic harm, (3) substantial and repeated failure to perform duties reasonably directed by the Board, (4) any act or omission aiding or abetting a competitor, supplier, or customer of the Company or any of its Subsidiaries to the material disadvantage or detriment of the Company or any of its Subsidiaries, (5) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries or affiliates or (6) any other material breach of this Agreement.

(ii)           “Disability” shall mean Executive’s inability to perform the essential duties, responsibilities and functions of Executive’s position with the Company and its Subsidiaries as a result of any mental or physical disability or incapacity even with reasonable accommodations of such disability or incapacity provided by the Company and its Subsidiaries or if providing such accommodations would be unreasonable, all as determined by the Board in its reasonable good faith judgment.  Executive shall cooperate in all respects with the Company if a question arises as to whether Executive has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss Executive’s condition with the Company).

(iii)          “Good Reason” shall mean if Executive resigns from employment with the Company and its Subsidiaries prior to the end of the Employment Period as a result of the Company either (i) reducing the amount of Executive’s Base Salary by more than 10% (other than as a result of or in connection with an overall reduction in salary or compensation which affects other employees of the Company or its Subsidiaries) or (ii) a material demotion (except in connection with the termination of Executive’s employment for Cause or as a result of Executive’s death, Disability, or temporarily as a result of Executive’s illness or other absence); provided that written notice of Executive’s resignation for Good Reason must be delivered to the Company within 30 days after the occurrence of any such event in order for Executive’s resignation with Good Reason to be effective hereunder.

(iv)          “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (1) if a corporation, a majority of the economic interests or total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (2) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

(v)           “Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

3.             Compensation and Benefits.

(a)           During the Employment Period, Executive’s base salary shall be $325,000 per annum (the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time).

(b)           In addition to the Base Salary, Executive will be eligible to receive bonus compensation during the Employment Period for meeting certain annual performance targets established by the Board from time to time and payable in accordance with such terms and conditions as determined by the Board (the “Annual Bonus”).  Executive’s Annual Bonus would be up to 100% of Executive’s Base Salary.

(c)           During the Employment Period, Executive will be entitled to participate in the equity incentive plan of the Company.  The terms of such participation will be set forth in a separate executive grant agreement to be entered into between Executive and the Company.

(d)           During the Employment Period, Executive shall be entitled to participate in all benefit programs for which senior executives of the Company and its Subsidiaries are generally eligible, including any 401(k) plans, health insurance, life insurance, disability insurance and D&O insurance offered by the Company.

(e)           During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect, from time to time, with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(f)            All amounts payable to Executive as compensation hereunder shall be subject to all required and customary withholding by the Company.

4.             Term.

(a)           The Employment Period will continue until the earlier of:

(i)            Executive’s death or Disability;

(ii)           the termination by the Company at any time for Cause;

(iii)          the termination by the Company at any time without Cause;

(iv)          the resignation by Executive with Good Reason;

(v)           the resignation by Executive without Good Reason; and

(vi)          the third anniversary of the Effective Date (the “Initial Term”).

(b)           Following the Initial Term, the Employment Period will be automatically renewed for successive one-year periods, unless (i) otherwise terminated as set forth in this Agreement or (ii) upon 30 days prior written notice by either the Company or Executive prior to the end of the Initial Term or any successive anniversary date.  Notwithstanding anything contained in this Agreement to the contrary, Executive acknowledges and agrees that Executive’s employment with the Company is on an at-will basis, and the Company may terminate Executive’s employment with the Company at anytime for any reason.

(c)           If the Employment Period is terminated as provided in Sections 4(a)(iii), 4(a)(iv) or the Company provides Executive with a notice of non-renewal as contemplated under Section 4(b)(ii) above (unless such notice is delivered in connection with a termination for Cause event), Executive shall be entitled, from the date of termination and for period thereafter equal to:  (A) twenty-four months less (B) the number of months that have elapsed from the Effective Date until the date of Executive’s termination (such difference shall be referred to as, the “Severance Period”); provided, that in no event will the Severance Period be less than twelve months, to continue to receive Executive’s Base Salary through such date, payable periodically in the same amounts and at the same intervals as if the Employment Period had not ended, if and only if Executive has executed and delivered to the Company a general release in form and substance satisfactory to the Company and only so long as Executive has not breached the provisions of Sections 5 and 6 hereof, and Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law.  The Base Salary payable pursuant to this Section 4(b) shall be payable in regular installments in accordance with the Company’s general payroll practices.  The amounts payable and benefits provided pursuant to this Section 4(c) shall be reduced (but in no event by more than 50%) by the amount of any compensation Executive receives with respect to any other employment during the Severance Period.  Upon request from time to time, Executive shall furnish the Company with a true and complete certificate specifying any such compensation earned or benefits received by Executive during the Severance Period.

(d)           If the Employment Period is terminated as provided in Sections 4(a)(i), 4(a)(ii), 4(a)(v), 4(a)(vi) or Executive provides the Company with a notice of non-renewal as contemplated under Section 4(b)(ii) above (unless such notice is delivered in connection with a resignation for Good Reason event), Executive shall only be entitled to receive Executive’s Base Salary through the date of termination and shall not be entitled to any other salary, compensation or benefits from the Company or its Subsidiaries thereafter, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(e)           Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law.  The Company may offset any amounts Executive owes it or its Subsidiaries against any amounts it or its Subsidiaries owes Executive hereunder.

(f)            In all cases of termination set forth above in Section 4(a), Executive agrees to return to the Company or its Subsidiaries, as applicable, any business equipment (including but not limited to credit cards, computers, printers, fax machines and telephones) that Executive may have received from the Company or such Subsidiaries for use during Executive’s employment.

5.             Confidentiality; Non-Competition; Non-Solicitation; Non-Disparagement.

(a)           Executive recognizes and acknowledges that Executive has certain confidential and proprietary information and trade secrets of the Company and its Subsidiaries including, without limitation, customer information, pricing information, financial plans, business plans, business concepts, supplier information, know-how and intellectual property and materials related thereto (the “Confidential Information”).  Executive agrees that Executive will not, directly or indirectly, take commercial or proprietary advantage of or profit from any Confidential Information or disclose Confidential Information to any Person for any reason or purpose whatsoever, except in connection with carrying out Executive’s duties as an employee of the Company, and as is required to be disclosed by an order or by applicable law; provided, that Executive shall be required to provide the Company prompt notice of any such disclosure and shall use commercially reasonable efforts to limit the extent of such disclosure.

(b)           Executive hereby acknowledges that Executive is familiar with the Company’s Confidential Information.  Executive acknowledges and agrees that the Company and its Subsidiaries would be irreparably damaged if Executive were to provide services to any Person competing with the Company or its Subsidiaries or engaged in a similar business and that such competition by Executive would result in a significant loss of goodwill by the Company and its Subsidiaries.  Therefore, Executive agrees that during the period commencing on the date hereof and ending on the later of (x) the one year anniversary of the date of termination of the Employment Period or (y) the expiration of the Severance Period, Executive shall not directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, manager, employee, partner, equity holder, member, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any business engaged directly or indirectly, within 100 miles of any location in which the business of the Company or its Subsidiaries is currently conducted or as will be conducted during the term of this Agreement.

(c)           During the period commencing on the date hereof and ending on the second anniversary of the date of termination of the Employment Period, Executive shall not directly, or indirectly through another Person, (i) induce or attempt to induce any employee or consultant of the Company or any of its Subsidiaries to leave the employ or services of the Company or any of its Subsidiaries, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee or consultant thereof, (ii) hire any person who was an employee of the Company or any of its Subsidiaries at any time during the six (6) month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid any disputes under this Section 5(c) that any such hiring within such six (6) month period is in violation of clause (i) above) or (iii) call on, solicit or service any customer, supplier, licensee, licensor or other business relation of the Company or its Subsidiaries in order to induce or attempt to induce such Person to cease doing business with, or reduce the amount of business conducted with, the Company or its Subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of the Company or its Subsidiaries.

(d)           During the period commencing on the date hereof and ending on the second anniversary of the date of termination of the Employment Period, Executive shall not, in any communications with the press or other media or any communications with any customer, client or supplier of the Company or any of its Subsidiaries criticize, ridicule or make any statement which disparages or is derogatory of the Company or any of its Subsidiaries or any of their respective directors, managers, or officers.  Executive shall not engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of the Company, or its past, present and future Subsidiaries, divisions, affiliates, successors, officers, directors, managers, attorneys, agents or employees.

(e)           If, at the time of enforcement of the covenants contained in this Section 5 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Executive has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company and its Subsidiaries.

(f)            If Executive breaches any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity: (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction (without posting bond), it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and its Subsidiaries and that money damages would not provide an adequate remedy to Purchaser; and (ii) the right and remedy to require such Person to account for and pay over to the Company and its Subsidiaries any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants.  In the event of any breach or violation by Executive of any of the Restrictive Covenants, the time period of such covenant with respect to such Person shall be tolled until such breach or violation is resolved.

6.             Inventions and Patents.  Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether above or jointly with others) while employed by the Company or any of its Subsidiaries, after October 30, 2009 (“Work Product”), belong to the Company or such

Subsidiary and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or such Subsidiary.

7.             Executive’s Representations.  Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein..

8.             Survival.  Sections 3 through 6 and 8 through 21 shall continue to be in full force following the expiration or termination of the Employment Period.

9.             Notices.  All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if delivered in writing in person or by telecopy (or similar electronic means with a copy following by nationally recognized overnight courier) or sent by nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by such party to the other parties.

Notices to Executive:

L.T. Gibson
7939 Country Brook Court
Springboro, OH 45066

Notices to the Company:

US LBM Holdings, LLC
c/o BlackEagle Partners, L.L.C.
6905 Telegraph Road, Suite 205
Bloomfield Hills, MI 48301
Telephone No:  (313) 647-5347
Facsimile No:  (313) 922-2934
Attn:  Jason Runco and Bryan Tolles

with a copy to:

Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, MI 48226
Telephone No:  (313) 465-7392
Facsimile No:  (313) 465-7393
Attn:  Michael D. DuBay

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

10.          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11.          Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents executed on the date of the Prior Agreement embody the complete agreement and understanding among the parties and supersede and preempt all prior understandings, agreements or representations by or among the parties or any Subsidiary of the Company and Executive, written or oral, which may have related to the subject matter hereof in any way.

12.          No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

13.          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.  Facsimile counterpart signatures to this Agreement shall be binding and enforceable.

14.          Assignment.  Executive may not assign any of its rights or delegate any of Executive’s performance under this Agreement, except with the prior written consent of the Company, which may be withheld in the Company’s sole discretion.  Any purported assignment of rights or delegation of performance in violation of this Section is void.

15.          Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

16.          Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

17.          Insurance.  The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable.  Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.  Executive hereby represents that Executive has no reason to believe that Executive’s life is not insurable at rates now prevailing for healthy men or women, as applicable, of Executive’s age.

18.          Indemnification and Reimbursement of Payments on Behalf of Executive.  The Company and its respective Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Subsidiaries or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).  In the event the Company or any of its Subsidiaries does not make such deductions or withholdings, Executive shall indemnify the Company and its Subsidiaries for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

19.          Executive’s Cooperation.  During the Employment Period, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).  In the event the Company requires Executive’s cooperation in accordance with this Section, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals, upon submission of receipts).

20.          Remedies.  Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties hereto agree and acknowledge that money damages would not be an adequate remedy for Executive’s breach of any term or provision of this Agreement and that the Company in its sole discretion may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

21.          Third-Party Beneficiaries.  Nothing herein, expressed or implied, shall create or establish any third party beneficiary hereto nor confer upon any person not a party to this Agreement, any rights or remedies, including without limitation, any right to employment or continued employment for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date first written above.

Company:

US LBM Holdings, LLC

/s/ Jason Runco
Name: Jason Runco
Title: Vice President

Executive:

/s/ L.T. Gibson
L.T. Gibson, individually